Exhibit 99.1
Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161 F 208-331-5757

News Release

Media Contact                Investor Relations Contact
John Sahlberg                Wayne Rancourt
Office 208-384-6451                Office 208-384-6073

For Immediate Release: March 2, 2015

Boise Cascade Company Announces Share Repurchase Program and 2015 Capital Spending Plan

BOISE, Idaho - Boise Cascade Company (Boise Cascade or the Company) (NYSE: BCC) announced today that its Board of Directors (Board) has approved a share repurchase program, as well as the Company’s 2015 capital spending plan.
The Board authorized a common stock repurchase program which allows the Company to purchase up to two million shares of its common stock, on an opportunistic basis, through open market purchases, privately negotiated transactions, or accelerated share repurchase transactions. “We are pleased to have a share repurchase program in place which enables us to allocate capital to purchase shares when we believe the repurchases will increase value for our long-term shareholders,” said Tom Carlile, chief executive officer. He noted that the Board did not place a time restriction on purchases or on the duration of the program or obligate the Company to purchase any particular amount of shares.

The Company’s 2015 capital spending is expected to be between $85 and $95 million, up from the $61 million spent in 2014. The capital program, which is designed to accelerate the Company’s organic growth and provide operating cost reductions over the next two years, includes specific approval to replace two veneer dryers at its Florien, Louisiana plywood plant with a new, larger dryer expected to come on line in mid-2016.

About Boise Cascade
Boise Cascade is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements
This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.